Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Cognition Therapeutics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share	Rule 457(c)	6,030,532(2)	$1.75(3)	$10,553,431.00	0.00014760	$1,557.69

	Total Offering Amounts					$10,553,431.00		$1,557.69

	Total Fee Offsets							—

	Net Fee Due							$1,557.69

(1)	The shares of common stock will be offered for resale by the selling stockholders pursuant to the prospectus contained herein. Pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, this registration statement also covers any additional number of shares of common stock issuable upon stock splits, stock dividends, or other distribution, recapitalization or similar events with respect to the shares of common stock being registered pursuant to this registration statement.
(2)	This registration statement registers the resale of (i) 6,000,000 outstanding shares of common stock of the Registrant held by the selling stockholders, (ii) 6,000 shares of common stock of the Registrant issuable upon the vesting of restricted stock units held by the selling stockholders and (iii) 24,532 shares issuable upon the exercise of options to purchase shares of common stock held by the selling stockholders.
(3)	Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based on the average of the high and low price per share of the Registrant’s common stock as reported by The Nasdaq Capital Market on December 22, 2023.